Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TWIN RIVER WORLDWIDE HOLDINGS, INC.

    Twin River Worldwide Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended solely to reflect a change in the name of the Corporation by replacing Section 1.01 of the Amended and Restated Certificate of Incorporation of the Corporation with the following:
    “Section 1.01.    The name of the Corporation is Bally’s Corporation.”
2.The Board of Directors of the Corporation has duly adopted a resolution by unanimous written consent approving and declaring advisable the amendment described herein in accordance with Section 242(b)(1) of the General Corporation Law of the State of Delaware.
3.This Certificate of Amendment will become effective at 12:01 am on November 9, 2020.

    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 29th day of October, 2020.

By:	/s/ Craig Eaton
Name:	Craig Eaton
Title:	Executive Vice President, General Counsel and Secretary